NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON DECEMBER 21, 2000

                         MINING SERVICES INTERNATIONAL



TO THE SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of Mining Services International Corporation ("the Company") which will be held at the Hampton Inn, 10690 South Holiday Park Drive, Sandy, Utah on Thursday, December 21, 2000, commencing at 2:00 p.m. (Mountain Time) for the following purposes:

     1. To elect seven (7) Directors to serve until the next Annual Meeting of Shareholders or until their successors shall be elected and duly qualified;

     2. To consider and vote upon a proposal to ratify the appointment of Tanner + Co. to be the Company's independent public accountant for the year ending 2000; and

     3. To transact such other business as may properly come before the Annual Meeting of Shareholders or at any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on November 20, 2000 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders and any adjournment or postponement thereof. A list of those entitled to vote will be available for inspection for ten (10) days prior to the meeting at the offices of the Company.

                                              By Order of the Board of Directors


                                              /S/
                                              ____________________________

Salt Lake City, Utah                          Duane W. Moss
November 20, 2000                             Secretary




                                    IMPORTANT

     Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

                    MINING SERVICES INTERNATIONAL CORPORATION
                            8805 South Sandy Parkway
                              Sandy, UT 84070-6408

                             _______________________

                                 PROXY STATEMENT
                             _______________________


                         Annual Meeting of Shareholders

                                December 21, 2000



                             SOLICITATION OF PROXIES

     This Proxy Statement is being furnished to the shareholders of Mining Services International, a Utah Corporation (the "Company" or "MSI") in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock for use at the Annual Meeting of Shareholders of the Company to be held Thursday, December 21, 2000, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about November 20, 2000.

     The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.


                                     VOTING

Record Date

     The Board of Directors has fixed the close of business on November 20, 2000 as the Record Date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,314,260 shares of Common Stock, par value $.001 per share. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, a total of 7,314,260 shares are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Proxies

     Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees; (ii) FOR the ratification of the appointment by the Board of Directors of Tanner + Co. to be the independent public accountant for the Company for the year ending December 31, 2000; and (iii) in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

     A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Required Vote

     A majority of the outstanding shares of the Company's common stock entitled to vote, represented in person or properly executed proxy, is required to constitute a quorum. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah corporate law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

     In the election of Directors, shareholders will not be allowed to cumulate their votes. The seven nominees receiving the highest vote totals will be elected as Directors of the Company. For approval of the proposed ratification of the independent public accountant, the votes cast in favor of the proposal must exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against the nominees or the proposed ratification.


                              ELECTION OF DIRECTORS

     At the Annual Meeting seven directors of the Company are to be elected to serve until the next Annual Meeting of Shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The seven nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election as Directors

     Certain information with respect to each nominee is set forth below:


     Nathan L. Wade, 72, has been a Director of the Company since June 1989. Since 1953, Mr. Wade has been a Director and principal owner of Nate Wade Subaru, a Salt Lake City, Utah automobile deal- ship for new and used automobiles. Mr. Wade was appointed Chairman of the Board on January 21, 2000.

     M. Garfield Cook, 59, was appointed to the Board of Directors of the Company on April 4, 2000 and on April 25, 2000 was appointed as Co-Chairman of the Board. From 1972 to 1989 Mr. Cook was President and Chief Executive Officer of IRECO Chemicals, an industrial explosives company with about 1700 employees serving the natural resource industry worldwide. He has served on the boards of a number of corporations involved in the explosives and mining industry. He is also a past Chairman of the Institute of Makers of Explosives in Washington, D.C. From 1988 to 1995 Mr. Cook was Chairman of Non-Invasive Medical Technology Corporation (NMT) involved in developing and producing specialized medical devices, and from 1991 to 1995 he also served as Chairman of In-Line Diagnostics Corporation (IDC), an affiliate of NMT. Mr. Cook has been a private investor since 1995 and has served in executive positions with several civic organizations in Salt Lake City. Mr. Cook is a 1966 graduate of the University of Utah with a B.S. degree in Physics.

     Dr. John T. Day, 61, has been President and Chief Executive Officer of the Company since April 1993. He was one of the founders of the Company and from 1979 to 1993 was Executive Vice President with responsibility for plant design, operations, equipment design and construction, and new product development. Dr. Day was appointed a member of the Board of Directors on November 10, 1986 and was appointed the Chief Executive Officer of the Company in 1993. Dr. Day obtained a B.S. degree in Chemical Engineering from the University of Utah in 1964 and obtained a Sc.D. degree from MIT in 1972.

     James E. Solomon, 50, C.P.A., was appointed a director of the Company in March 2000. He is managing partner at Red Rock Investors, LLC, a venture capital firm. Mr. Solomon specializes in maximizing value for small to mid-size companies. He was formerly a financial manager at Exxon Corporation from 1972 to 1980. From 1980 to 1983 Mr. Solomon was Vice President of Farm Management
Company, one of the world's largest agricultural companies. Currently Mr. Solomon is an Adjunct Professor at the Graduate School of Business at the University of Utah.

     James W. Sight, 44, was appointed a director of the Company on April 4, 2000. Mr. Sight graduated from the Wharton School of Finance in 1977. Mr. Sight is an investor and financial consultant. He currently serves on the Boards of Directors of US Home (NYSE), Westmoreland Coal (AMEX) and United Recycling Industries.

     Bryan Bagley, 36, was appointed a director of the Company on June 28, 2000. Since November 1991, Mr. Bagley has been a market maker for Wilson-Davis & Company. From April 1990 through November 1991, Mr. Bagley was a trader for Covey & Co. Previously he was a securities trader for Bagley Securities for four years and in the late 1980's was a stockbroker for Wilson-Davis & Co. Mr. Bagley graduated from the University of Utah in 1987 with a Bachelor of Science degree in Economics.

     Frances Flood, 44, was appointed a director of the Company on June 28, 2000. Ms. Flood is the President, Chief Executive Officer and Chairman of Gentner Communications Corp. Ms. Flood joined Gentner in October 1996 as the Vice President of Sales and Marketing. Prior to joining Gentner, Ms. Flood was Area Director of Sales and Marketing for Ernst & Young, LLP, an international accounting and consulting firm. She graduated from Thomas Edison State College with a BSBA degree in Banking and Finance.


Board of Directors Meetings and Committees

     There were nine (9) regular meetings of the Board of Directors held during 1999. All of the Directors attended all of the meetings or were present via teleconferencing.

     The Company presently has standing audit and compensation committees of the Board of Directors. The audit committee makes recommendations concerning the engagement of the Company's independent public accountant and reviews the results and independence of the accountants and the scope, adequacy and results of the internal auditing procedures. The Company's audit committee consists of Nathan L. Wade, James Solomon and Frances Flood. Functions of the compensation committee include making recommendations concerning Director and senior management remuneration and overseeing the Company's stock option and other compensation plans. The compensation committee consists of Nathan L. Wade and Garfield Cook. Each of the committees normally meets when regular board meetings are held. No separate compensation is paid for committee attendance or assignments.


Director Compensation

     During 1999, the non-employee directors received $7,200 per year as compensation for serving on the Board of Directors and $1,000 per meeting and reimbursement for out-of-pocket expenses. Employee members of the Board of Directors received no compensation for attendance at meetings of the Board of Directors. Due to increased time commitments as Board members, during 2000, the Board of Directors approved the issuance of stock options to the directors. On August 2, 2000 each director was granted 39,500 stock options at an exercise price equal to the market price existing on the date of grant of $1.4375. These options are immediately exercisable for a period of five years. The options are subject to the terms and conditions of the Company's 1988 Stock Option Plan.

                               EXECUTIVE OFFICERS

     In addition to Dr. Day, certain information is furnished with respect to the following executive officers of the Company:

     Richard M. Clayton, 59, was first employed by the Company from 1981 to 1983. Mr. Clayton joined the Company again in 1986 as Director of Marketing and was appointed Vice President in 1991. Prior to joining the Company, Mr. Clayton held key management and marketing positions with Texaco Petroleum Corporation and Nitrate Services Corporation, an explosives company.

     David P. Reddick, 44, has been employed by the Company since 1985 as Director of Operations. In 1991, Mr. Reddick was appointed Vice President. Prior to joining the Company, Mr. Reddick was associated with Cyprus Minerals in operations management. Mr. Reddick obtained a B.S. degree in Resource Economics from the University of California at Berkeley.

     Duane W. Moss, 52, has been employed by the Company since December 1994. He was appointed Senior Vice President and General Counsel in 2000. Previously, Mr. Moss served as Chief Financial Officer and Legal Counsel. Prior to joining the Company, Mr. Moss was a self-employed consultant and from 1989 to 1992 was the Secretary, Treasurer and Chief Financial Officer of Alta Gold Co. Mr. Moss obtained a Juris Doctorate in 1976 and a B.A. degree in Accounting in 1973 from the University of Utah.

     Douglas W. Later, 47, has been employed by the Company since September 1998. He was appointed Vice President in 2000 in charge of Research and
Development and certain operations relating to the Eastern U.S. explosives business. During 1998 and 1999 he was the Assistant to the President responsible for research and development activities of the Company and the manufacturing of its packaged explosives products. From 1989 to 1998, Dr. Later was president of Mountain States Analytical, a testing and research laboratory. Dr. Later has eighteen years experience in the chemicals industry and management of operations. He received his bachelor's degree in Chemistry in 1978 and a Ph.D. in analytical chemistry in 1982 from Brigham Young University.

     Wade L. Newman, CPA, 41, has been employed by the Company since February 1999. In 2000 he was appointed as Chief Financial Officer of the Company. Previously he was the Company's Controller. Mr. Newman was Vice President and CFO, Secretary and Treasurer of Recovery Corporation from 1991 to 1999 and was with Ernst & Young from 1985 to 1991 having served as a Manager in the audit department. Mr. Newman received a Bachelor's degree in Accounting from Brigham Young University in 1985.





                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for services in all capacities to the Company and its affiliates for the fiscal years ended December 31, 1999, 1998 and 1997 of those persons who were, as of March 30, 2000, (i) the Chief Executive Officer and (ii) the other executive officers whose total annual salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1999 (the "Named Executive Officers").

Compensation of Executive Officers

     The following table summarizes compensation received by the Named Executive Officers of the Company for the three fiscal years ended December 31, 1999, 1998 and 1997.

                                                          Annual Compensation

   Name and Position                                                      Other Annual       All Other
                                         Salary            Bonus          Compensation      Compensation
                           Year            $                $(1)              $(2)              $(3)
------------------------ ---------- ----------------- ----------------- ----------------- -----------------

Dr. John T. Day            1999          75,000           100,000            19,123            7,477
President and Chief        1998         120,000           132,000            20,601            3,600
Executive Officer          1997         120,000           125,500            16,049            3,600



Duane W. Moss              1999         100,000            10,000            4,550             3,087
Sr. Vice President and     1998          80,000            10,000            6,110             2,255
General Counsel            1997          77,150            27,500            3,915             2,255



(1) Includes all cash and non-cash bonuses paid on a discretionary basis by the Board of Directors as recommended by the Compensation Committee. In the case of Dr. Day, the grant of a $100,000 bonus was for performance achieved in 1998 and not paid in 1999. The right to receive payment of the bonus, however, is solely in the discretion of Dr. Day.

(2) Includes life and disability insurance premiums and tax services paid on behalf of Dr. Day and medical reimbursement payments and personal mileage on company-owned vehicles on the part of the Named Executive Officers.

(3) Includes matching contributions made by the company on behalf of the Named Executive Officers pursuant to the Mining Services International Profit Sharing 401(k) Plan.

Option Grants in Last Fiscal Year

     No individual grants of stock options were made to the Named Executive Officers during the fiscal year ended December 31, 1999.

Aggregated Option/SAR Exercises and Fiscal Year End Option/SAR Value

     The following table sets forth the aggregate value of unexercised options to acquire shares of the Common Stock held by the Named Executive Officers on December 31, 1999 and the value realized upon the exercise of options during the fiscal year ended December 31, 1999.

                                                     Number of                     Value of Unexercised
                               Shares                Unexercised                   In-the-Money Options/SARs
                              Acquired               Options/SARs                  at FY-End ($)(1)
                                 On        Value     At FY-End (#)                 Exercisable/Unexercisable
Name                          Exercise    Realized   Exercisable/Unexercisable
---------------------------- ----------- ----------- ----------------------------- ----------------------------

Dr. John T. Day              None                    None                          None
President and Chief
Executive Officer

Duane W. Moss                None                    36,566 / 66,415               $0
Sr. Vice President and
General Counsel

(1) Reflects the difference between the exercise price of the options granted and the value of the Common Stock on December 31, 1999. The closing price of the Common Stock on December 31, 1999, as reported by NASDAQ was $3.00 per share. The options granted are subject to risks of forfeiture and a vesting schedule. In the case of Mr. Moss, 13,283 options may vest yearly on the anniversary date of the option grant, subject to Board of Directors approval.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tabulation shows as of November 20, 2000 the number of shares of the Company's common stock, par value $0.001, owned beneficially by: (a) all persons known to be the holders of more than five percent (5%) of the Company's voting securities, (b) Directors, (c) named Executive Officers and (d) all
Officers  and  Directors  of the  Company  as a  group:


                                                                        Amount  and  Nature  of
                                                                        Beneficial ownership (1)
                                                                        ________________________
Name and Address of Beneficial Owner                                      Shares          Percent

E. Bryan Bagley ---------------------------------------------------------  2,111,034(2)     27.40%
1470 Arlington Dr.
Salt Lake City, UT 84103

Dr. Lex L. Udy   ---------------------------------------------------------   560,906(3)      7.28%
4597 Ledgemont Drive
Salt Lake City, Utah 84124

Dr. John T. Day   --------------------------------------------------------   615,804(7)      7.99%
5 Dawn Hill
Sandy, Utah 84092

Edward N. Bagley Estate --------------------------------------------------   583,280         7.57%
8987 St. Ives Drive
Los Angeles, California 90069

Nathan L. Wade     -------------------------------------------------------   262,992(4)      3.41%
1207 South Main Street
Salt Lake City, Utah 84111

Duane W. Moss  -----------------------------------------------------------    72,310(5)       .94%
7952 So. Siesta Drive
Sandy, UT 84093

All Officers and Directors
as a group (12  persons) ------------------------------------------------- 3,388,240(6)     43.98%

__________________________________________________________________________________


(1) Unless otherwise indicated, each person identified in the table has sole voting and investment power with respect to the Company's Common Stock beneficially owned by such person. The total number of outstanding shares included in the computation of percentages is 7,314,260 plus 389,981 options which are exercisable or become exercisable by executives and directors within 60 days.

(2) Includes 1,883,287 shares held by the BLA Irrevocable Investment Trust of which Mr. Bagley is a co-trustee with a sister, Lisa Higley, and 39,500 options currently exercisable by Mr. Bagley.

(3) Includes shares owned solely by Dr. Udy's wife and shares in a family limited partnership.

(4) Includes shares held by a partnership of which Mr. Wade is a partner, shares held in an IRA account for the benefit of Mr. Wade's spouse and shares held by Mr. Wade's family members residing in his home; also included are 39,500 options currently exercisable by Mr. Wade.

(5) Includes options for 36,566 shares which are presently exercisable or will become exercisable within 60 days.

(6) Includes shares controlled by Mr. Bagley as co-trustee of the BLA Irrevocable Investment Trust; and includes 389,981 shares which are currently exercisable or which become exercisable by the directors and executive officers of the Company within 60 days.

(7) Includes 49,500 options currently exercisable by Dr. Day.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's stock, to file reports of initial ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and persons who own more than ten percent of the Company's stock, are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company noted that all required forms, including amendments thereto, were timely filed during the past fiscal year, except Forms 4 were not timely filed for (1) Dr. John T. Day regarding a charitable gift of Common Stock of the Company for 8,000 shares made on or about December 30, 1999, (2) Mr. Duane W. Moss regarding a charitable gift made by him of 3,200 shares made on or about December 31, 1999 and (3) Mr. Nathan L. Wade regarding a purchase of 2,000 shares by his wife on or about September 9, 1999 and a disposition from trust of 136 shares on or about November 25, 1999. In each of the three cases regarding Form 4's, Form 5's were filed to correct the untimely filings. The failure to timely file was due to extended travel of the executives coupled with procedural oversight. The Company issues monthly reminders to each executive and director of the Company to help ensure timely filing of reports promulgated under Section 16(a) of the Exchange Act.

Certain Relationships and Related Transactions

     On April 10, 1998, the Company provided John T. Day a five-year loan of $75,000 at LIBOR 30-day rate plus 1% adjusted annually each year on the anniversary date. Interest is payable annually with principal due on the date of maturity. The loan is secured with shares of Company stock owned by Dr. Day.




                      RATIFICATION OF SELECTION OF AUDITOR

     The Audit Committee has recommended, and the Board of Directors has selected, the firm of Tanner +Co., independent certified public accountants, to audit the financial statements of the Company for the year ending December 31, 2000. Tanner + Co. has audited the financial statements of the Company since 1993. Representatives of Tanner + Co. are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

     The Board of Directors unanimously recommends that the shareholders vote FOR ratification of the appointment of Tanner + Co. as the Company's independent public accountant.

                                  OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no other matters to be presented at the Annual Meeting. If any further business should properly come before the meeting, the persons named as proxies will vote on such business in accordance with their best judgment.


                            PROPOSALS OF SHAREHOLDERS

     Proposals which shareholders intend to present at the Annual Meeting to be held in 2001 must be received by Duane W. Moss, Secretary, at the Company's executive offices, 8805 South Sandy Parkway, Sandy, UT 84070-6408, no later than January 31, 2001.


                             ADDITIONAL INFORMATION

     The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 1999 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested) required to be filed with the SEC. Written requests for such information should be directed as set forth below:

                             THE CORPORATE SECRETARY
                    MINING SERVICES INTERNATIONAL CORPORATION
                              8805 S. Sandy Parkway
                              Sandy, UT 84070-6408